EXHIBIT 15.1
                            DISTRIBUTION PLAN CLASS A

                              DISTRIBUTION PLAN OF
                               PHOENIX SERIES FUND
                             PURSUANT TO RULE 12B-1
                                 CLASS A SHARES

Distribution Plan for Class A shares dated November 17, 1993 (the "Plan") of Phoenix Series Fund (the "Fund"), a Massachusetts business trust.

WITNESSETH THAT:

     Section 1. Phoenix Series Fund (the "Fund"), the issuer of Class A shares of the Phoenix Balanced Fund Series, Phoenix Convertible Fund Series, Phoenix Growth Fund Series, Phoenix High Quality Bond Fund Series, Phoenix High Yield Fund Series, Phoenix Stock Fund Series and Phoenix U.S. Government Securities Fund Series ("Series") may act as the distributor of such shares pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") according to the terms of this Distribution Plan (the "Plan").

     Section 2. Amounts not exceeding in the aggregate a maximum amount equal to 0.25% of the average of the daily aggregate net asset value of the Series' Class A shares during each year of the Fund elapsed after the inception of the Plan may be paid by the Fund to its principal underwriter at any time after the inception of the Plan in order to pay to the principal underwriter, for efforts expended in respect of or in furtherance of sales of Class A shares of the Series and to enable the principal underwriter, in its sole discretion, to pay or to have paid to others who sell or have sold Class A shares of the Series, a maintenance or other fee, at such intervals as the principal underwriter may determine, in respect of Class A shares of the Series previously sold by any such others at any time and remaining outstanding during the period in respect of which such fee is or has been paid.

     Section 3. This plan shall not take effect as to a Series or Class until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding shares of that Series or Class.

     Section 4. This Plan shall not take effect until it has been approved together with any related agreements of the Fund by votes of the majority of both (a) the Board of Trustees of the Fund and (b) those Trustees who are not "interested persons" of the Fund as defined in the Act and who have no direct or indirect financial interests in the operation of this Plan or any agreements of the Fund or any other person related to this Plan (the "Rule 12b-1 Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

     Section 5. Unless sooner terminated pursuant to Section 8, this Plan shall continue in effect for a period of one year from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in
Section 4.

     Section 6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Fund's Board, and the Board shall review at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 7. The Plan may be terminated as to a Series at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of that Series' outstanding shares.

     Section 8. Any agreement of the Fund related to this Plan shall be in writing, and shall provide:

     a. That such agreement may be terminated as to a Series at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees or by a vote of a majority of that Series' outstanding shares or on not more than sixty days written notice to any other party to the agreement; and

     b. That such agreement shall terminate automatically in the event of its assignment.

     Section 9. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 2 hereof unless such amendment is approved in the manner provided in Section 3 hereof and no material amendment to this Plan shall be made unless approved in the manner provided for in Section 4 hereof.